Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Huron Consulting Group Inc. of our report dated June 15, 2006 relating to the financial statements of MSGalt & Company, LLC, which appears in the Current Report on Form 8-K/A of Huron Consulting Group Inc. dated March 31, 2006 and filed June 16, 2006.

/s/ Pricewaterhouse Coopers LLP
Chicago, Illinois
September 1, 2006